Exhibit 1.1

PURCHASE AGREEMENT

among

REDWOOD TRUST, INC.

REDWOOD CAPITAL TRUST I

and

MERRILL LYNCH INTERNATIONAL

________________

Dated as of December 12, 2006
________________

PURCHASE AGREEMENT

($25,000,000 Aggregate Liquidation Amount of Trust Preferred Securities)

THIS PURCHASE AGREEMENT, dated as of December 12, 2006 (this “Purchase Agreement”), is entered into among Redwood Trust, Inc., a Maryland corporation (the “Company”), and Redwood Capital Trust I, a Delaware statutory trust (the “Trust”, and together with the Company, the “Sellers”), and Merrill Lynch International or its assignee (the “Purchaser”).

WITNESSETH:

WHEREAS, the Sellers propose to issue and sell Twenty-Five Thousand (25,000) Floating Rate Preferred Securities of the Trust, having a stated liquidation amount of $1,000 per security, bearing a variable rate, reset quarterly, equal to LIBOR (as defined in the Indenture (as defined below)) plus 2.25% per annum (the “Preferred Securities”);

WHEREAS, the proceeds from the sale of the Preferred Securities will be combined with proceeds from the sale by the Trust to the Company of its common securities (the “Common Securities”), and will be used by the Trust to purchase Twenty-Five Million Seven Hundred Seventy-Five Thousand Dollars ($25,775,000) in principal amount of the unsecured junior subordinated notes of the Company (the “Junior Subordinated Notes”);

WHEREAS, the Preferred Securities and the Common Securities for the Trust will be issued pursuant to the Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of the Closing Date, among the Company, as depositor, The Bank of New York Trust Company, National Association, a national banking association, as property trustee (in such capacity, the “Property Trustee”), The Bank of New York (Delaware), a national banking association, as Delaware trustee (in such capacity, the “Delaware Trustee”), the Administrative Trustees named therein (in such capacities, the “Administrative Trustees”) and the holders from time to time of undivided beneficial interests in the assets of the Trust; and

WHEREAS, the Junior Subordinated Notes will be issued pursuant to a Junior Subordinated Indenture, dated as of the Closing Date (the “Indenture”), between the Company and The Bank of New York Trust Company, National Association, a national banking association, as indenture trustee (in such capacity, the “Indenture Trustee”).

NOW, THEREFORE, in consideration of the mutual agreements and subject to the terms and conditions herein set forth, the parties hereto agree as follows:

1. Definitions. The Preferred Securities, the Common Securities and the Junior Subordinated Notes are collectively referred to herein as the “Securities.” This Purchase Agreement, the Indenture, the Trust Agreement and the Securities are collectively referred to herein as the “Operative Documents.” All other capitalized terms used but not defined in this Purchase Agreement shall have the respective meanings ascribed thereto in the Indenture.

2. Purchase and Sale of the Preferred Securities.

(a) The Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers the Preferred Securities for an aggregate amount (the “Purchase Price”) equal to Twenty-Five Million Dollars ($25,000,000). The Purchaser shall be responsible for the rating agency costs and expenses. The Sellers shall use the Purchase Price, together with the proceeds from the sale of the Common Securities, to purchase the Junior Subordinated Notes.

(b) Delivery or transfer of, and payment for, the Preferred Securities shall be made at 11:00 A.M. New York time, on December 12, 2006 or such later date (not later than January 10, 2007) as the parties may designate (such date and time of delivery and payment for the Preferred Securities being herein called the “Closing Date”). The Preferred Securities shall be transferred and delivered to the Purchaser against the payment of the Purchase Price to the Sellers made by wire transfer in immediately available funds on the Closing Date to a U.S. account designated in writing by the Company at least two business days prior to the Closing Date.

(c) Delivery of the Preferred Securities shall be made at such location, and in such names and denominations, as the Purchaser shall designate at least two business days in advance of the Closing Date. The Company and the Trust agree to have the Preferred Securities available for inspection and checking by the Purchaser in New York, New York, not later than 2:00 P.M. New York time on the business day prior to the Closing Date. The closing for the purchase and sale of the Preferred Securities shall occur at the offices of Thelen Reid Brown Raysman & Steiner LLP, 900 Third Avenue, New York, New York 10022 or such other place as the parties hereto shall agree.

3. Conditions. The obligations of the parties under this Purchase Agreement are subject to the following conditions:

(a) The representations and warranties contained herein shall be accurate as of the date of delivery of the Preferred Securities.

(b) Reserved.

(c) Mayer Brown Rowe & Maw LLP, counsel for the Company and the Trust (the “Company Counsel”), shall have delivered an opinion, dated the Closing Date, addressed to the Purchaser and The Bank of New York Trust Company, National Association, in substantially the form set out in Annex A-I hereto and the Company shall have furnished to the Purchaser a certificate signed by the Company’s Chief Executive Officer, President, an Executive Vice President, Chief Financial Officer, Treasurer or Assistant Treasurer, dated the Closing Date, addressed to the Purchaser, in substantially the form set out in Annex A-II hereto. In rendering its opinion, the Company Counsel may rely as to factual matters upon certificates or other documents furnished by officers, directors and trustees of the Company and the Trust and by government officials (provided, however, that copies of any such certificates or documents are delivered to the Purchaser) and by and upon such other documents as such counsel may, in its reasonable opinion, deem appropriate as a basis for the Company Counsel’s opinion. The Company Counsel may specify the jurisdictions in which it is admitted to practice and that it is not admitted to practice in any other jurisdiction and is not an expert in the law of any other jurisdiction. Such Company Counsel Opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

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(d) The Purchaser shall have been furnished the opinion of Chapman and Cutler LLP, dated the Closing Date, addressed to the Purchaser and The Bank of New York Trust Company, National Association, in substantially the form set out in Annex B hereto.

(e) The Purchaser shall have received the opinion of Richards, Layton & Finger, P.A., special Delaware counsel for the Delaware Trustee, dated the Closing Date, addressed to the Purchaser, The Bank of New York Trust Company, National Association, the Delaware Trustee and the Company, in substantially the form set out in Annex C hereto.

(f) The Purchaser shall have received the opinion of Gardere Wynne Sewell LLP, special counsel for the Property Trustee and the Indenture Trustee, dated the Closing Date, addressed to the Purchaser, in substantially the form set out in Annex D hereto.

(g) The Purchaser shall have received the opinion of Richards, Layton & Finger, P.A., special Delaware counsel for the Delaware Trustee, dated the Closing Date, addressed to the Purchaser and The Bank of New York Trust Company, National Association, in substantially the form set out in Annex E hereto.

(h) The Company shall have furnished to the Purchaser a certificate of the Company, signed by the Chief Executive Officer, President or an Executive Vice President, and Chief Financial Officer, Treasurer or Assistant Treasurer of the Company, and the Trust shall have furnished to the Purchaser a certificate of the Trust, signed by an Administrative Trustee of the Trust, in each case dated the Closing Date, and, in the case of the Company, as to (i) and (ii) below and, in the case of the Trust, as to (i) below:

(i) the representations and warranties in this Purchase Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company and the Trust have complied with all the agreements and satisfied all the conditions on either of their part to be performed or satisfied at or prior to the Closing Date; and

(ii) since the date of the Interim Financial Statements (as defined below), there has been no material adverse change in the condition (financial or other), earnings, business or assets of the Company and its subsidiaries, whether or not arising from transactions occurring in the ordinary course of business (a “Material Adverse Change”).

(i) Subsequent to the execution of this Purchase Agreement, there shall not have been any change, or any development involving a prospective change, in or affecting the condition (financial or other), earnings, business or assets of the Company and its subsidiaries, whether or not occurring in the ordinary course of business, the effect of which is, in the Purchaser’s judgment, so material and adverse as to make it impractical or inadvisable to proceed with the purchase of the Preferred Securities.

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(j) Prior to the Closing Date, the Company and the Trust shall have furnished to the Purchaser and its counsel such further information, certificates and documents as the Purchaser or its counsel may reasonably request.

If any of the conditions specified in this Section 3 shall not have been fulfilled when and as provided in this Purchase Agreement, or if any of the opinions, certificates and documents mentioned above or elsewhere in this Purchase Agreement shall not be reasonably satisfactory in form and substance to the Purchaser or its counsel, this Purchase Agreement and all the Purchaser’s obligations hereunder may be canceled at, or at any time prior to, the Closing Date by the Purchaser. Notice of such cancellation shall be given to the Company and the Trust in writing or by telephone or facsimile confirmed in writing.

Each certificate signed by any trustee of the Trust or any officer of the Company and delivered to the Purchaser or the Purchaser’s counsel in connection with the Operative Documents and the transactions contemplated hereby and thereby shall be deemed to be a representation and warranty of the Trust and/or the Company, as the case may be, and not by such trustee or officer in any individual capacity.

4. Representations and Warranties of the Company and the Trust. The Company and the Trust jointly and severally represent and warrant to, and agree with the Purchaser, as follows:

(a) Neither the Company nor the Trust, nor any of their “Affiliates” (as defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act (as defined below)), nor any person acting on its or their behalf, has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of any of the Securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Neither the Company nor the Trust, nor any of their Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of any of the Securities.

(c) The Securities (i) are not and have not been listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted on a U.S. automated inter-dealer quotation system and (ii) are not of an open-end investment company, unit investment trust or face-amount certificate company that are, or are required to be, registered under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities otherwise satisfy the eligibility requirements of Rule 144A(d)(3) promulgated pursuant to the Securities Act (“Rule 144A(d)(3)”).

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(d) Neither the Company nor the Trust, nor any of their Affiliates, nor any person acting on its or their behalf, has engaged, or will engage, in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Securities.

(e) Neither the Company nor the Trust is, and, immediately following consummation of the transactions contemplated hereby and the application of the net proceeds therefrom, will not be, an “investment company” within the meaning of Section 3(a) of the Investment Company Act.

(f) Neither the Company nor the Trust has paid or agreed to pay to any person any compensation for soliciting another to purchase any of the Securities, except for the preferred securities commission and/or the sales commission of three percent (3%) the Company has agreed to pay to Taberna Securities, LLC (or to the Company’s introducing agent on behalf of Taberna Securities, LLC) pursuant to the letter agreement between the Company and Taberna Securities, LLC, dated November 21, 2006.

(g) The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Statutory Trust Act”) with all requisite power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents to which it is a party. The Trust is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which such qualification is necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business, liabilities or assets (taken as a whole) of the Company and its subsidiaries taken as a whole, whether or not occurring in the ordinary course of business (a “Material Adverse Effect”). The Trust is not a party to or otherwise bound by any agreement other than the Operative Documents.

(h) The Trust Agreement has been duly authorized by the Company and, on the Closing Date specified in Section 2(b) hereof, will have been duly executed and delivered by the Company and the Administrative Trustees of the Trust, and, assuming due authorization, execution and delivery by the Property Trustee and the Delaware Trustee, will be a legal, valid and binding obligation of the Company and the Administrative Trustees, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. Each of the Administrative Trustees of the Trust is an employee of the Company and has been duly authorized by the Company to execute and deliver the Trust Agreement.

(i) The Indenture has been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Indenture Trustee, will be a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

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(j) The Preferred Securities and the Common Securities have been duly authorized by the Trust and, when issued and delivered against payment therefor on the Closing Date in accordance with this Purchase Agreement, in the case of the Preferred Securities, and in accordance with the Common Securities Subscription Agreement, in the case of the Common Securities, will be validly issued, fully paid and non-assessable and will represent undivided beneficial interests in the assets of the Trust entitled to the benefits of the Trust Agreement, enforceable against the Trust in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. The issuance of the Securities is not subject to any preemptive or other similar rights. On the Closing Date, all of the issued and outstanding Common Securities will be directly owned by the Company free and clear of any pledge, security interest, claim, lien or other encumbrance of any kind (each, a “Lien”).

(k) The Junior Subordinated Notes have been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered to the Indenture Trustee for authentication in accordance with the Indenture and, when authenticated in the manner provided for in the Indenture and delivered to the Trust against payment therefor in accordance with that certain Junior Subordinated Note Purchase Agreement of even date herewith between the Company and the Trust (the “Junior Subordinated Note Purchase Agreement”), will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(l) This Purchase Agreement has been duly authorized, executed and delivered by the Company and the Trust.

(m) Neither the issue and sale of the Common Securities, the Preferred Securities or the Junior Subordinated Notes, nor the purchase of the Junior Subordinated Notes by the Trust, nor the execution and delivery of and compliance with the Operative Documents by the Company or the Trust, nor the consummation of the transactions contemplated herein or therein, (i) will conflict with or constitute a violation or breach of the Trust Agreement or the charter or bylaws or similar organizational documents of the Company, (ii) will conflict with or constitute a violation or breach of the charter or bylaws or similar organizational documents of any subsidiary of the Company or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental authority, agency or instrumentality or court, domestic or foreign, having jurisdiction over the Trust or the Company or any of its subsidiaries or their respective properties or assets (collectively, the “Governmental Entities”), (iii) will conflict with or constitute a violation or breach of, or a default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of the Trust, the Company or any of the Company’s subsidiaries pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which (A) the Trust, the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or (B) any of the property or assets of any of them is subject, or any judgment, order or decree of any court, Governmental Entity or arbitrator, except, in the case of this clauses (ii) or (iii), for such conflicts, breaches, violations, defaults, Repayment Events (as defined below) or Liens which (X) would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents and (Y) would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) require the consent, approval, authorization or order of any court or Governmental Entity (collectively, the “Consents”), except any such Consent as has already been received or obtained. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Trust or the Company or any of its subsidiaries prior to its scheduled maturity.

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(n) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland, with all requisite corporate power and authority to own, lease and operate its properties and conduct the business it transacts and proposes to transact, and is duly qualified to transact business and is in good standing in each jurisdiction where the nature of its activities requires such qualification, except where the failure of the Company to be so qualified would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) The Company has no subsidiaries that are material to its business, financial condition or earnings other than those subsidiaries listed in Schedule 1 attached hereto (which Schedule 1 includes each of the Company’s “significant subsidiaries” as defined in Securities and Exchange Commission Regulation S-X) (collectively, the “Significant Subsidiaries”). The Significant Subsidiary is a corporation duly incorporated or organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized or formed, with all requisite corporate, partnership or limited liability company, as the case may be, power and authority to own, lease and operate its properties and conduct the business it transacts and proposes to transact. The Significant Subsidiary is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities requires such qualification, except where the failure to be so qualified would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Significant Subsidiary (other than a taxable REIT subsidiary, if any) is not currently prohibited, directly or indirectly, under any agreement or other instrument, other than as required by applicable law, to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Significant Subsidiary’s capital stock or other Equity Interests, from repaying to the Company any loans or advances to such Significant Subsidiary from the Company or from transferring any of such Significant Subsidiary’s properties or assets to the Company or any other subsidiary of the Company. As used herein, the term “Equity Interests” means the shares or stock interests (both common stock and preferred stock) in a corporation.

(p) Each of the Trust, the Company and each of the Company’s subsidiaries holds all necessary approvals, authorizations, orders, licenses, consents, registrations, qualifications, certificates and permits (collectively, the “Governmental Licenses”) of and from Governmental Entities necessary to conduct its business as now being conducted, and neither the Trust, the Company nor any of the Company’s subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Government License, except where the failure to be so licensed or approved or the receipt of an unfavorable decision, ruling or finding, would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity or the failure of such Governmental Licenses to be in full force and effect, would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the Company and its subsidiaries are in compliance with all applicable laws, rules, regulations, judgments, orders, decrees and consents, except where the failure to be in compliance would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(q) All of the issued and outstanding Equity Interests of the Company and its Significant Subsidiary are validly issued, fully paid and non-assessable; all of the issued and outstanding Equity Interests of the Significant Subsidiary are owned by the Company, directly or through subsidiaries, free and clear of any Lien, claim or equitable right; and none of the issued and outstanding Equity Interests of the Company or the Significant Subsidiary were issued in violation of any preemptive or similar rights arising by operation of law, under the charter or by-laws or similar organizational documents of such entity or under any agreement to which the Company or its Significant Subsidiary is a party.

(r) Neither the Company nor any of its subsidiaries is (i) in violation of its respective charter or by-laws or similar organizational documents or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company or any such subsidiary is a party or by which it or any of them may be bound or to which any of the property or assets of any of them is subject, except, in the case of clause (ii), where such violation or default would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s) There is no action, suit or proceeding before or by any Governmental Entity, arbitrator or court, domestic or foreign, now pending or, to the knowledge of the Company or the Trust after due inquiry, threatened against or affecting the Trust or the Company or any of the Company’s subsidiaries, except for such actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents or reasonably be expected to have a Material Adverse Effect; and the aggregate of all pending legal or governmental proceedings to which the Trust or the Company or any of its subsidiaries is a party or of which any of their respective properties or assets is subject, including ordinary routine litigation incidental to the business, are not reasonably expected to result in a Material Adverse Effect.

(t) The accountants of the Company who certified the Financial Statements (as defined below) are independent public accountants of the Company and its subsidiaries within the meaning of the Securities Act, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder.

(u) The audited consolidated financial statements (including the notes thereto) and schedules of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2005 (the “Financial Statements”) and the interim unaudited consolidated financial statements of the Company and its consolidated subsidiaries for the quarter ended September 30, 2006 (the “Interim Financial Statements”) provided to the Purchaser are the most recent available audited and unaudited consolidated financial statements of the Company and its consolidated subsidiaries, respectively, and fairly present in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”), the financial position of the Company and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the dates and for the periods therein specified, subject, in the case of Interim Financial Statements, to year-end adjustments (which are expected to consist solely of normal recurring adjustments). Such consolidated financial statements and schedules have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise noted therein).

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(v) None of the Trust, the Company nor any of the Company’s subsidiaries has any material liability required to be reflected in the Financial Statements and Interim Financial Statements in accordance with GAAP, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim or demand against the Company or its subsidiaries that could give rise to any such liability), except for (i) liabilities set forth in the Financial Statements or the Interim Financial Statements and (ii) normal fluctuations in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of the Trust, the Company and/or its subsidiaries since the date of the most recent balance sheet included in such Financial Statements.

(w) Since the respective dates of the Financial Statements and the Interim Financial Statements, there has not been (A) any Material Adverse Change or (B) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock other than regular quarterly or yearly special dividends on the Company’s common stock.

(x) The documents of the Company filed with the Commission in accordance with the Exchange Act, from and including the commencement of the fiscal year covered by the Company’s most recent Annual Report on Form 10-K, at the time they were or hereafter are filed by the Company with the Commission (collectively, the “1934 Act Reports”), complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, at the date of this Purchase Agreement and on the Closing Date, do not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and other than such instruments, agreements, contracts and other documents as are filed as exhibits to the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, there are no instruments, agreements, contracts or documents of a character described in Item 601 of Regulation S-K promulgated by the Commission to which the Company or any of its subsidiaries is a party. The Company is in compliance with all currently applicable requirements of the Exchange Act that were added by the Sarbanes-Oxley Act of 2002, except as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(y) No labor dispute with the employees of the Trust, the Company or the Significant Subsidiary exists or, to the knowledge of the executive officers of the Trust or the Company, is imminent, except those which would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(z) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained, is necessary or required for the performance by the Trust or the Company of their respective obligations under the Operative Documents, as applicable, or the consummation by the Trust and the Company of the transactions contemplated by the Operative Documents.

(aa) Reserved.

(bb) Reserved.

(cc) Commencing with its taxable year ended December 31, 1994 the Company has been, and upon the completion of the transactions contemplated hereby, the Company will continue to be, organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, and no actions have been taken (or not taken which are required to be taken) which would cause such qualification to be lost. The Company expects to continue to be organized and to operate in a manner so as to qualify as a REIT in the taxable year ending December 31, 2006 and succeeding taxable years for so long as the Company determines that it is in its best interest to remain qualified as a REIT.

(dd) Each of the Company and the Significant Subsidiary has timely and duly filed all Tax Returns (as defined below) required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. The Company and the Significant Subsidiary have timely and duly paid in full all material Taxes (as defined below) required to be paid by them (whether or not such amounts are shown as due on any Tax Return). There are no federal, state, or other Tax audits or deficiency assessments proposed or pending with respect to the Company or the Significant Subsidiary, and no such audits or assessments are threatened. As used herein, the terms “Tax” or “Taxes” mean (i) all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Governmental Entity, and (ii) all liabilities in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to another person or by contract. As used herein, the term “Tax Returns” means all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto filed or required to be filed with any Governmental Entity.

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(ee) Interest payable by the Company on the Junior Subordinated Notes is deductible by the Company, in whole or in part, for U.S. federal income tax purposes, and the Trust is not, or will not be within ninety (90) days of the date hereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges. To the knowledge of the Company, there are no rulemaking or similar proceedings before the U.S. Internal Revenue Service or comparable federal, state, local or foreign government bodies which involve or affect the Company or any subsidiary, which, if the subject of an action unfavorable to the Company or any subsidiary, would reasonably be expected to result in a Material Adverse Effect.

(ff) The books, records and accounts of the Company and its subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and its subsidiaries. The Company and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(gg) The Company and the Significant Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts in all material respects as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions contemplated hereby including but not limited to, real or personal property owned or leased against theft, damage, destruction, act of vandalism and all other risks customarily insured against. All policies of insurance and fidelity or surety bonds insuring the Company or the Significant Subsidiary or the Company’s or Significant Subsidiary’s respective businesses, assets, employees, officers and directors are in full force and effect. The Company and each of the subsidiaries are in compliance with the terms of such policies and instruments in all material respects. Neither the Company nor the Significant Subsidiary has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect. Within the past twelve months, neither the Company nor the Significant Subsidiary has been denied any insurance coverage that it has sought or for which it has applied.

(hh) None of the Company, any of its subsidiaries or any person acting on behalf of the Company or any of its subsidiaries including, without limitation, any director, officer, agent or employee of the Company or any of its subsidiaries has, directly or indirectly, while acting on behalf of the Company or any of its subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.

5. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Company and the Trust as follows:

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(a) The Purchaser is aware that the Preferred Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to “U.S. persons” (as defined in Regulation S under the Securities Act) except in accordance with Rule 903 of Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

(b) The Purchaser is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c) Neither the Purchaser, nor any of the Purchaser’s Affiliates, nor any person acting on the Purchaser’s or any Purchaser’s Affiliate’s behalf has engaged, or will engage, in any form of “general solicitation or general advertising” (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Preferred Securities.

(d) The Purchaser understands and acknowledges that (i) no public market exists for any of the Preferred Securities and that it is unlikely that a public market will ever exist for the Securities, (ii) the Purchaser is purchasing the Preferred Securities for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws, subject to any requirement of law that the disposition of its property be at all times within its control and subject to its ability to resell such Preferred Securities pursuant to an effective registration statement under the Securities Act or pursuant to an exemption therefrom or in a transaction not subject thereto, and the Purchaser agrees to the legends and transfer restrictions applicable to the Preferred Securities contained in the Indenture, and (iii) the Purchaser has had the opportunity to ask questions of, and receive answers and request additional information from, the Company and is aware that it may be required to bear the economic risk of an investment in the Preferred Securities.

(e) The Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized with all requisite (i) power and authority to execute, deliver and perform the Operative Documents to which it is a party, to make the representations and warranties specified herein and therein and to consummate the transactions contemplated herein and (ii) right and power to purchase the Preferred Securities.

(f) This Purchase Agreement has been duly authorized, executed and delivered by the Purchaser and no filing with, or authorization, approval, consent, license, order registration, qualification or decree of, any governmental body, agency or court having jurisdiction over the Purchaser, other than those that have been made or obtained, is necessary or required for the performance by the Purchaser of its obligations under this Purchase Agreement or to consummate the transactions contemplated herein.

(g) The Purchaser is a “Qualified Purchaser” as such term is defined in Section 2(a)(51) of the Investment Company Act.

6. Covenants and Agreements of the Company and the Trust. The Company and the Trust jointly and severally agree with the Purchaser as follows:

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(a) During the period from the date of this Agreement to the Closing Date, the Company and the Trust shall use their best efforts and take all action necessary or appropriate to cause their representations and warranties contained in Section 4 hereof to be true as of the Closing Date, after giving effect to the transactions contemplated by this Purchase Agreement, as if made on and as of the Closing Date.

(b) Reserved.

(c) Neither the Company nor the Trust will, nor will either of them permit any of its Affiliates to, nor will either of them permit any person acting on its or their behalf (other than the Purchaser) to, resell any Securities that have been acquired by any of them.

(d) Neither the Company nor the Trust will, nor will either of them permit any of their Affiliates or any person acting on their behalf to, engage in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Securities.

(e) Neither the Company nor the Trust will, nor will either of them permit any of their Affiliates or any person acting on their behalf to, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of any of the Securities under the Securities Act.

(f) Neither the Company nor the Trust will, nor will either of them permit any of its Affiliates or any person acting on their behalf to, engage in any form of “general solicitation or general advertising” (within the meaning of Regulation D) in connection with any offer or sale of the any of the Securities.

(g) So long as any of the Securities are outstanding, (i) the Securities shall not be listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system and (ii) neither the Company nor the Trust shall be an open-end investment company, unit investment trust or face-amount certificate company that is, or is required to be, registered under Section 8 of the Investment Company Act, and, the Securities shall otherwise satisfy the eligibility requirements of Rule 144A(d)(3).

(h) Each of the Company and the Trust shall furnish to (i) the holders, and subsequent holders, of the Preferred Securities, (ii) Taberna Capital Management, LLC (at 450 Park Avenue, 11th Floor, New York, New York 10022, or such other address as designated by Taberna Capital Management, LLC) and (iii) any beneficial owner of the Securities reasonably identified to the Company and the Trust (which identification may be made by either such beneficial owner or by Taberna Capital Management, LLC), a duly completed and executed certificate in the form attached hereto as Annex F, including the financial statements referenced in such Annex, which certificate and financial statements shall be so furnished by the Company and the Trust not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company and not later than ninety (90) days after the end of each fiscal year of the Company.

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(i) Each of the Company and the Trust will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to each holder of the Securities and to each prospective purchaser (as designated by such holder) of the Securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. If the Company and the Trust are required to register under the Exchange Act, such reports filed in compliance with Rule 12g3-2(b) shall be sufficient information as required above. This covenant is intended to be for the benefit of the Purchaser, the holders of the Securities, and the prospective purchasers designated by the Purchaser and such holders, from time to time, of the Securities.

(j) Neither the Company nor the Trust will, until one hundred eighty (180) days following the Closing Date, without the Purchaser’s prior written consent, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, (i) any Preferred Securities or other securities substantially similar to the Preferred Securities other than as contemplated by this Purchase Agreement or (ii) any other securities convertible into, or exercisable or exchangeable for, any Preferred Securities or other securities substantially similar to the Preferred Securities, unless the Company, upon the request of the Purchaser, provides the Purchaser with an opinion of counsel (such counsel to have experience and sophistication in the matters addressed in such opinion) addressed to the Purchaser stating that any such offer, sale, contract, option or other disposition will not result in the Preferred Securities being required to be registered under the Securities Act. For the avoidance of doubt, the parties hereto agree that any preferred securities issued by a statutory trust other than the Trust with an interest rate, interest payment dates and maturity date that is different from the Preferred Securities would not be deemed to be substantially similar to the Preferred Securities.

(k) The Company will use its best efforts to meet the requirements to qualify as a REIT under sections 856 through 860 of the Code, effective for the taxable year ending December 31, 2006 (and each fiscal quarter of such year) and succeeding taxable years for so long as the Company determines that it is in its best interest to remain qualified as a REIT.

(l) Neither the Company nor the Trust will identify any of the Indemnified Parties (as defined below) in a press release or any other public statement without the prior written consent of such Indemnified Party. For purposes of clarification, none of the Company's or Trust's financial statements, press releases or other statements may disclose the identity of the Indemnified Parties, but may identify the Trustee; provided, however, that nothing to the contrary in this Agreement, in no event shall the Company be precluded from filing any 1934 Act Reports or any other filings with the Commission under the Securities Act, which the Company believes are reasonably and legally necessary to be filed with the Commission.

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(m) The Purchaser is granted the right under the Indenture and the Trust Agreement to request the substitution of new notes for all or a portion of the Junior Subordinated Notes held by the Trust. The Trust is required under the terms of the Indenture and the Trust Agreement to accept such newly issued notes (the “Replacement Notes”) from the Company and surrender a like amount of Junior Subordinated Notes to the Company. The Replacement Notes shall bear terms identical to the Junior Subordinated Notes with the sole exception of interest payment dates (and corresponding redemption date and maturity date), which will be specified by the Purchaser. In no event will the interest payment dates (and corresponding redemption date and maturity date) on the Replacement Notes vary by more than sixty (60) calendar days from the original interest payment dates (and corresponding redemption date and maturity date) in effect on the Closing Date under the Junior Subordinated Notes. Each of the Company and the Trust acknowledges and agrees that, to the extent of the principal amount of the Replacement Notes issued to the Trust under the Indenture, the Purchaser (and each successor to Purchaser’s interest in the Preferred Securities) will require the Trust to issue a new series of Preferred Securities having a principal amount related to the principal amount of the Replacement Notes (the “Replacement Securities”) to designated holders of Preferred Securities, provided that any such Replacement Securities, and any distributions from the Trust to the holders of Replacement Securities, must relate solely to the Trust’s interest in the Replacement Notes and in no event will the Preferred Securities other than the Replacement Securities share in the returns from any Replacement Notes. The Replacement Securities shall have payment dates (and corresponding redemption date and maturity date) that relate to the Replacement Notes. Each of the Company and the Trust agrees to cooperate with all reasonable requests of the Purchaser in connection with any of the foregoing, provided that no action requested of the Company or the Trust in connection with such cooperation shall materially increase the obligations or materially decrease the rights of the Company pursuant to such documents.

7. Payment of Expenses. The Company, as depositor of the Trust, agrees to pay all costs and expenses incident to the performance of the obligations of the Company and the Trust under this Purchase Agreement, whether or not the transactions contemplated herein are consummated or this Purchase Agreement is terminated, including all costs and expenses incident to (i) the authorization, issuance, sale and delivery of the Preferred Securities and any taxes payable in connection therewith; (ii) the fees and expenses of qualifying the Preferred Securities under the securities laws of the several jurisdictions as provided in Section 6(b); (iii) the fees and expenses of the counsel, the accountants and any other experts or advisors retained by the Company or the Trust; (iv) the fees and all reasonable expenses of the Property Trustee, the Delaware Trustee, the Indenture Trustee and any other trustee or paying agent appointed under the Operative Documents, including the fees and disbursements of counsel for such trustees, which fees shall not exceed a $2,000 acceptance fee, $3,500 for the fees and expenses of Richards, Layton & Finger, P.A., special Delaware counsel retained by the Delaware Trustee in connection with the Closing, and $4,000 in administrative fees annually; and (v) $50,000 for the fees and expenses of Thelen Reid Brown Raysman & Steiner LLP, special counsel retained by Taberna Capital Management, LLC.

If the sale of the Preferred Securities provided for in this Purchase Agreement is not consummated because any condition set forth in Section 3 hereof to be satisfied by either the Company or the Trust is not satisfied, because this Purchase Agreement is terminated pursuant to Section 9 or because of any failure, refusal or inability on the part of the Company or the Trust to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder other than by reason of a default by the Purchaser, the Company will reimburse the Purchaser upon demand for all reasonable out-of-pocket expenses (including the fees and expenses of each of the Purchaser’s counsel specified in subparagraphs (iv) and (v) of the immediately preceding paragraph) that shall have been incurred by the Purchaser in connection with the proposed purchase and sale of the Preferred Securities. The Company shall not in any event be liable to the Purchaser for the loss of anticipated profits from the transactions contemplated by this Purchase Agreement.

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8. Indemnification. 1)  The Sellers agree, jointly and severally, to indemnify and hold harmless the Purchaser, the Purchaser’s affiliates, Taberna Capital Management, LLC, Taberna Securities, LLC, and their respective affiliates (collectively, the “Indemnified Parties”) each person, if any, who controls any of the Indemnified Parties within the meaning of the Securities Act or the Exchange Act, and the Indemnified Parties’ respective directors, officers, employees and agents against any losses, claims, damages or liabilities, joint or several, to which the Indemnified Parties may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are connected with the execution and delivery by Sellers, and the consummation thereby of the transactions contemplated by, this Purchase Agreement or any other Operative Document. Sellers agree, jointly and severally, to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such loss, claim, damage or liability or action arising out of or being connected with the execution and delivery by the Sellers, and the consummation by the Sellers of the transactions contemplated by, this Purchase Agreement or the other Operative Documents. This indemnity agreement will be in addition to any liability that any of the Sellers may otherwise have.

(b) The Company agrees to indemnify the Trust against all loss, liability, claim, damage and expense whatsoever due from the Trust under paragraph (a) above.

(c) Promptly after receipt by an Indemnified Party under this Section 8 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, promptly notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve the indemnifying party from liability under paragraph (a) above unless and to the extent that such failure results in the forfeiture by the indemnifying party of material rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Party. Purchaser shall be entitled to appoint counsel to represent the Indemnified Party in any action for which indemnification is sought. An indemnifying party may participate at its own expense in the defense of any such action; provided, that counsel to the indemnifying party shall not (except with the consent of the Indemnified Party) also be counsel to the Indemnified Party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, unless an Indemnified Party believes that its interests are not aligned with the interests of another Indemnified Party or that a conflict of interest might result. An indemnifying party will not, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

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9. Termination; Representations and Indemnities to Survive. This Purchase Agreement shall be subject to termination in the absolute discretion of the Purchaser, by notice given to the Company and the Trust prior to delivery of and payment for the Preferred Securities, if prior to such time (i) a downgrading shall have occurred in the rating accorded the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization,” as that term is used by the Commission in Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, or such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company’s debt securities or preferred stock, (ii) the Trust shall be unable to sell and deliver to the Purchaser at least $25,000,000 in stated liquidation value of Preferred Securities, (iii) a suspension or material limitation in trading in securities generally shall have occurred on the New York Stock Exchange, (iv) a suspension or material limitation in trading in any of the Company’s securities shall have occurred on the exchange or quotation system upon which the Company’ securities are traded, if any, (v) a general moratorium on commercial business activities shall have been declared either by federal, California or Maryland authorities or (vi) there shall have occurred any outbreak or escalation of hostilities, or declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the Purchaser’s judgment, impracticable or inadvisable to proceed with the offering or delivery of the Preferred Securities. The respective agreements, representations, warranties, indemnities and other statements of the Company and the Trust or their respective officers or trustees and of the Purchaser set forth in or made pursuant to this Purchase Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Purchaser, the Company or the Trust or any of the their respective officers, directors, trustees or controlling persons, and will survive delivery of and payment for the Preferred Securities. The provisions of Sections 7 and 8s shall survive the termination or cancellation of this Purchase Agreement.

10. Amendments. This Purchase Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by each of the parties hereto.

11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Purchaser, will be mailed, delivered by hand or courier or sent by facsimile and confirmed to the Purchaser c/o Taberna Capital Management, LLC, 450 Park Avenue, 11th Floor, New York, New York 10022, Attention: Thomas Bogal, Facsimile: (212) 735-1499; with a copy to Thelen Reid Brown Raysman & Steiner LLP, 900 Third Avenue, New York, New York 10022, Attention: Sarah Hewitt, Esq., Facsimile: (212) 895-2900 or other address as the Purchaser shall designate for such purpose in a notice to the Company and the Trust; and if sent to the Company or the Trust, will be mailed, delivered by hand or courier or sent by facsimile and confirmed to it at Redwood Trust, Inc., One Belvedere Place, Suite 300, Mill Valley, California 94941, Attention: Martin S. Hughes, Facsimile: (415) 381-1773.

12. Successors and Assigns. This Purchase Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing expressed or mentioned in this Purchase Agreement is intended or shall be construed to give any person other than the parties hereto and the affiliates, directors, officers, employees, agents and controlling persons referred to in Section 8 hereof and their successors, assigns, heirs and legal representatives, any right or obligation hereunder. None of the rights or obligations of the Company or the Trust under this Purchase Agreement may be assigned, whether by operation of law or otherwise, without the Purchaser’s prior written consent. The rights and obligations of the Purchaser under this Purchase Agreement may be assigned by the Purchaser without the Company’s or the Trust’s consent; provided that the assignee assumes the obligations of the Purchaser under this Purchase Agreement.

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13. Applicable Law. THIS PURCHASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

14. Submission To Jurisdiction. ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS PURCHASE AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS PURCHASE AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS PURCHASE AGREEMENT.

15. Counterparts and Facsimile. This Purchase Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Purchase Agreement may be executed by any one or more of the parties hereto by facsimile.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Purchase Agreement has been entered into as of the date first written above.

Redwood Trust, Inc.

By:
Name: Martin S. Hughes Title: Chief Financial Officer, Treasurer, Vice President and Secretary

Redwood Capital Trust I

By:	Redwood Trust, Inc., as Depositor

By:
Name: Martin S. Hughes Title: Chief Financial Officer, Treasurer, Vice President and Secretary

Merrill Lynch International

By:
Name: Title:

SCHEDULE 1

List of Significant Subsidiaries

RWT Holdings, Inc.

ANNEX A-I

Pursuant to Section 3(c) of the Purchase Agreement, Mayer Brown Rowe & Maw, LLP, counsel for the Company, shall deliver an opinion to the effect that:

(i) each of the Company and the Significant Subsidiary is validly existing as an entity in good standing under the laws of the jurisdiction in which it is incorporated; each of the Company and the Significant Subsidiary has full power and authority to own or lease its properties and to conduct its business as such business is currently conducted in all material respects; the Company has corporate power and authority to (i) execute and deliver, and to perform its obligations under, the Operative Documents to which it is a party and (iii) issue and perform its obligations under the Notes;

(ii) neither the issue and sale of the Common Securities, the Preferred Securities or the Junior Subordinated Notes, nor the purchase by the Trust of the Junior Subordinated Notes, nor the execution and delivery of and compliance with the Operative Documents by the Company or the Trust nor the consummation of the transactions contemplated thereby will constitute a breach or violation of the Trust Agreement or the charter or by-laws or similar organizational documents of the Company;

(iii) the Trust Agreement has been duly authorized, executed and delivered by the Company and duly executed and delivered by the Administrative Trustees;

(iv) the Indenture has been duly authorized, executed and delivered by the Company and, assuming it has been duly authorized, executed and delivered by the Indenture Trustee, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity;

(v) the Junior Subordinated Notes have been duly authorized and executed by the Company and delivered to the Indenture Trustee for authentication in accordance with the Indenture and, when authenticated in accordance with the provisions of the Indenture and delivered to the Trust against payment therefor, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity;

(vi) the Trust is not, and, following the issuance of the Preferred Securities and the consummation of the transactions contemplated by the Operative Documents and the application of the proceeds therefrom, the Trust will not be, an “investment company” within the meaning of Section 3(a) of the Investment Company Act;

A-I-1

(vii) assuming the truth and accuracy of the representations and warranties of the Purchaser in the Purchase Agreement, it is not necessary in connection with the offer, sale and delivery of the Common Securities, the Preferred Securities and the Junior Subordinated Notes to register the same under the Securities Act of 1933, as amended, under the circumstances contemplated in the Purchase Agreement and the Trust Agreement, or to require qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(viii) the Purchase Agreement has been duly authorized, executed and delivered by each of the Company and the Trust; and

(ix) except for filings, registrations or qualifications that may be required by applicable securities laws, no authorization, approval, consent or order of, or filing, registration or qualification with, any person (including, without limitation, any court, governmental body or authority) is required under the laws of the State of Maryland in connection with the transactions contemplated by the Operative Documents;

A-I-2

ANNEX A-II

Pursuant to Section 3(c) of the Purchase Agreement, the Company shall provide an Officers’ Certificate, to the effect that:

(i) all of the issued and outstanding equity interests of the Significant Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by the Company, and the issuance of the Preferred Securities and the Common Securities is not subject to any contractual preemptive rights known to such officer;

(ii) no consent, approval, authorization or order of any court or Governmental Entity is required for the issue and sale of the Common Securities, the Preferred Securities or the Junior Subordinated Notes, the purchase by the Trust of the Junior Subordinated Notes, the execution and delivery of and compliance with the Operative Documents by the Company or the Trust or the consummation of the transactions contemplated in the Operative Documents, except such approvals (specified in such certificate) as have been obtained;

(iii) to the knowledge of such officer, there is no action, suit or proceeding before or by any government, governmental instrumentality, arbitrator or court, domestic or foreign, now pending or threatened against or affecting the Trust or the Company or the Significant Subsidiary that could adversely affect the consummation of the transactions contemplated by the Operative Documents or could reasonably be expected to have a Material Adverse Effect.

(iv) neither the Company, the Trust, nor the Significant Subsidiary is in breach or violation of, or default under, with or without notice or lapse of time or both, it articles of incorporation or charter, by-laws or other governing documents (including, without limitation, the Trust Agreement); the execution, delivery and performance of the Operative Documents and the consummation of the transactions contemplated by the Purchase Agreement and the Operative Documents do not and will not (A) result in the creation or imposition of any material lien, claim, charge, encumbrance or restriction upon any property or assets of the Company or the Significant Subsidiary, or (B) conflict with, constitute a material breach or violation of, or constitute a material default under, with or without notice or lapse of time or both, any of the terms, provisions or conditions of (x) the articles of incorporation or charter, by-laws or other governing documents of the Company or its Significant Subsidiary, or (y) to the best of our knowledge, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, franchise, license or any other agreement or instrument (collectively, “Agreements”) to which the Company or its Significant Subsidiary is a party or by which any of them or any of their respective properties may be bound, which is included as an exhibit to the Company’s 2005 10-K as a material Agreement or (z) any material order, decree, judgment, franchise, license, permit, rule or regulation of any court, arbitrator, government, or governmental agency or instrumentality, domestic or foreign, known to us having jurisdiction over the Company or its Significant Subsidiary or any of their respective properties which, in the case of each of (A) or (B) above, would reasonably be expected to have a Material Adverse Effect.

A-II-1

(v) neither the Company nor any of its “Affiliates” (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”) has directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of any of the Junior Subordinated Notes, the Preferred Securities or the Common Securities being issued pursuant to this transaction under the Securities Act, engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of any of the Securities, or engaged, nor will engage, in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Securities.

A-II-2

ANNEX B

Pursuant to Section 3(d) of the Purchase Agreement, Chapman and Cutler LLP shall deliver an opinion to the effect that:

(i) the Trust will be classified for U.S. federal income tax purposes as a grantor trust or other disregarded entity and not as an association or a publicly traded partnership taxable as a corporation;

(ii) for U.S. federal income tax purposes, the Junior Subordinated Notes should constitute indebtedness of the Company; and

(iii) beginning with the Company’s initial taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s actual method of operation through September 30, 2006 (the date of the most recent unaudited financial statements and management reports reviewed by us) has enabled, and its proposed method of operation (as represented in the attached Officer’s Certificate) should enable, the Company to satisfy the requirements for qualification and taxation as a REIT.

In rendering such opinions, such counsel may (A) state that its opinion is limited to the federal laws of the United States and (B) rely as to matters of fact, to the extent deemed proper, on certificates of responsible officers of the Company and public officials.

B-1

REDWOOD TRUST, INC.

REIT BACK-UP OFFICER’S CERTIFICATE

Redwood Trust, Inc. Officer’s Certificate
(Regarding Tax Matters)

The undersigned officers of Redwood Trust, Inc., a Maryland corporation (“Redwood Trust”), each hereby certify the following information on behalf of Redwood Trust and its affiliates (collectively, the “Company”), after due inquiry and with the knowledge that Chapman and Cutler LLP has relied on these certifications for the purpose of rendering its opinion (the “Chapman Opinion”) with respect to the qualification of Redwood Trust as a “real estate investment trust” under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”),1  and on certain other federal income tax matters. To the extent that any of the following representations relate to future events, such representations constitute results that the Company anticipates achieving based on the business plans and operational methods that the Company has followed and intends to follow. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Chapman Opinion.

REIT Related Matters:

1.  I am familiar with the Company’s corporate and financial affairs, its methods of operation, and its books and records and tax filings. I am also familiar with the income, asset and stock ownership requirements applicable to real estate investment trusts under Section 856 of the Code and the distribution requirements applicable to real estate investment trusts under Section 857 of the Code, that, in each case, must be satisfied in order for the REIT2  to maintain its classification as a real estate investment trust.

2.  The Company and each of its subsidiaries has at all times been and will continue to be operated in accordance with (i) its respective organizational documents and (ii) the laws of the jurisdiction under which it is organized.

3.  The Company adopted and has maintained December 31 as its year-end for all fiscal and tax purposes.

4.  The REIT made a timely election to be subject to tax as a real estate investment trust under the Code commencing with its taxable year ended December 31, 1994 and has not revoked, or received any notice of termination, of such election.

5.  Redwood Trust has no agreements regarding its stock other than: (i) the 2002 Redwood Trust Incentive Plan (as amended through May 2006, the “Stock Option Plan”), (ii) the Dividend Reinvestment and Stock Purchase Plan (as amended through May 5, 2004, the “DRP”), and (iii) the 2002 Employee Stock Purchase Plan (the “ESPP” and, together with the Stock Option Plan and the DRP, the “Stock Plans”), and there have been no changes to the Stock Plans or Redwood Trust’s (i) Articles of Amendment and Restatement (the “Charter”), (ii) Articles Supplementary, (iii) Bylaws (as modified through November 2005), or (iv) Executive Deferred Compensation Plan (as modified through November 2006), since their respective dates of adoption or the last amendment noted herein. The copies of the corporate and shareholder minutes of Redwood Trust and its subsidiaries provided to you are true and complete copies of such minutes through date hereof and there have been no modifications or additions since such date.

1  All section references to the Code set forth herein shall include references to the applicable Treasury regulations promulgated thereunder.
2  All references to “the REIT” made herein are references solely to Redwood Trust, Inc. and its qualified REIT subsidiaries, Sequoia Mortgage Funding Corporation and Cypress Trust, Inc., whereas references to “the Company” are intended to include taxable REIT subsidiaries as well.

6.  At all times since December 31, 1994, (i) beneficial ownership of the stock of Redwood Trust has been, and will continue to be, held by 100 or more persons or entities, determined without reference to any rules of attribution or look-through, (ii) Redwood Trust has requested written statements of actual stock ownership from all shareholders of record holding 1 percent or more of Redwood Trust’s stock and has maintained its records as required under section 1.857-8 of the Treasury regulations, and (iii) based on all information available to Redwood Trust in its stock register, stock ownership records obtained from the Depository Trust Corporation, 13D filings, written statements from Redwood Trust’s shareholders of record, and other information available to it, no more than 50 percent in value of the capital stock of Redwood Trust is owned, directly or indirectly, by five or fewer individuals determined using the applicable rules of attribution as required under the Code.

7.  The beneficial ownership of Redwood Trust has been, and will continue to be, evidenced by transferable shares. Redwood Trust has not, and will not, impose, and it is not aware of, any transfer restrictions on its common stock, other than restrictions (i) contained in Redwood Trust’s Charter, (ii) imposed by applicable federal and state securities laws, and (iii) imposed under the Stock Plans. The restrictions contained in the Charter were adopted to enable Redwood Trust to comply with certain requirements set forth in sections 856(a)(5), (a)(6), and (h) of the Code which are necessary for its qualification as a real estate investment trust.

8.  The REIT does not own more than 10 percent of the equity of, or control, directly or indirectly, any corporation, association or other entity other than those listed on Exhibit A.

9.  For all tax years commencing prior to 1998, less than 30 percent of the gross income of the REIT in any taxable year was derived from the sale or other disposition of (i) stock or securities held for less than one year, (ii) property (other than Foreclosure Property (as defined herein)) that was (a) held by the REIT primarily for sale to customers in the ordinary course of the REIT’s trade or business or (b) properly included in inventory of the REIT, and (iii) real property (including interests in mortgages on real property) held for less than four years, other than property compulsorily or involuntarily converted as a result of its destruction in whole or in part, seizure, or requisition or condemnation or threat or imminence thereof and property that was Foreclosure Property.

10.  At least 75 percent of the gross income derived by the REIT in any taxable year has consisted, and will consist, of (i) interest on obligations secured by mortgages on real property or on interests in real property, (ii) amounts derived from the rental of real property, (iii) gain realized upon the sale or other disposition of real property (including interests in mortgages on real property) that is not property held by the REIT primarily for sale to customers in the ordinary course of a business of being a dealer in, or making a market in, such property and that is not included in inventory of the REIT, (iv) dividends or other distributions on, and gain from the sale or other distribution of, shares (or certificates of beneficial interests) in other real estate investment trusts, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from real property (including interests in real property) and any personal property incident to such real property, acquired by the REIT through a default by the obligor on the lease of such property or on the indebtedness secured by such property (“Foreclosure Property”), (vii) amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property, or to purchase or lease real property, (viii) gain from the sale or disposition of real property (or interests in real property and interests in mortgages on real property) and shares in other real estate investment trusts, which were treated as held for sale or as inventory but that were not subjected to a prohibited transaction tax, and (ix) qualified temporary investment income.

11.  At least 95 percent of the gross income derived by the REIT in any taxable year has consisted, and will consist, of (i) the items of income described in Paragraph 10 above, (ii) with respect to tax years ending before 2005, payments to the REIT under any interest rate swaps or cap agreements entered into by the REIT to hedge any variable rate indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets (“Qualifying Interest Rate Agreements”) and any gain from the termination or disposition of such agreements, (iii) gain from the sale or other disposition of stock or securities that are not held for sale to customers or treated as inventory, and (iv) interest and dividends, including interest and dividends from subsidiaries.

12.  At the end of each calendar quarter, at least 75 percent of the total value of the assets of the REIT has consisted, and will consist, of real property (including interests in real property and interests in mortgages on real property) and shares (or certificates of beneficial interest) in other real estate investment trusts, cash and cash items (including receivables that arise in the ordinary course of operations but excluding receivables purchased from another person), and United States government securities.

13.  At the end of each calendar quarter ending on or before December 31, 2000, (a) not more than 25 percent of the total value of the assets of the REIT consisted of securities (other than those securities taken into account for purposes of Paragraph 12 above) and (b) the REIT did not beneficially own any such securities of any one issuer (i) having an aggregate value in excess of 5 percent of the value of the total assets of the REIT or (ii) representing in excess of 10 percent of the outstanding voting power of securities of such issuer.

14.  At the end of each calendar quarter beginning on or after January 1, 2001, (a) not more than 25 percent of the total value of the assets of the REIT has or will be attributable to securities (other than those securities taken into account for purposes of Paragraph 12 above), (b) not more than 20 percent of the value of the REIT’s total assets has or will be attributable to one or more taxable REIT subsidiaries and (c) other than securities of a taxable REIT subsidiary or securities taken into account for purposes of Paragraph 12 above, the REIT has not beneficially owned any securities of any one issuer (i) having an aggregate value in excess of 5 percent of the value of the total assets of the REIT or (ii) representing in excess of 10 percent of the outstanding voting power or value of securities of such issuer. In particular, it is my understanding that the securities held by the REIT in each of Duke Funding I, Ltd., MKB CBO II, Ltd., Crest 2000-1, Ltd., and Trainer Wortham Republic CBO II, Limited3  represent less than 10 percent of the total vote and value of such issuers’ securities.

15.  The REIT has closely monitored, and will continue to closely monitor, its income, including income from intercompany transactions, hedging transactions and sales of mortgage related assets and securities, and the purchase, holding, and disposition of its assets in order to comply with the representations set forth in Paragraphs 9, 10, 11, 12, 13 and 14 hereof. Specifically, the REIT will continue to monitor its earnings from interest rate caps and other hedging instruments for purposes of determining whether such income constitutes income from Qualifying Interest Rate Agreements and the proper characterization of such arrangements for purposes of the income and asset tests described above. If it is anticipated that the REIT may not be able to comply with such representations, the REIT will take appropriate measures, including the disposition of non-qualifying assets and/or assets generating non-qualifying income, to comply with such representations.

16.  The REIT has not earned, and does not expect to earn, income from mortgage servicing rights with respect to mortgage loans beneficially owned by others.

17.  The REIT has held 100 percent of the capital stock of Sequoia and Cypress, respectively, at all times since their respective dates of formation and will hold 100 percent of the capital stock of any other entity intended to be treated as a “qualified REIT subsidiary” at all times during the period such entity is in existence. Neither Sequoia nor Cypress has issued or will issue any securities or incur any indebtedness without first seeking the advice of tax counsel.

18.  Effective January 1, 2001, Redwood Trust and Holdings elected to treat Holdings as a taxable REIT subsidiary of the REIT. Holdings does not own stock of any entities other than (i) Sequoia Residential Funding, Inc. and Madrona LLC (collectively, the “Holdings Subsidiaries”) and (ii) certain of the Acacia subsidiaries. The Holdings Subsidiaries are wholly-owned by Holdings.

19.  The REIT has made a valid election to treat as a “taxable REIT subsidiary” (“TRS”) any corporation (other than a qualified REIT subsidiary or another REIT) in which it owns in excess of 10% of the securities (by vote or value) and shall not consent to the revocation of any such election. Part II of Exhibit A sets forth a complete list of all “taxable REIT subsidiaries” of the REIT (each, individually, a “TRS”). Since January 1, 2001, the total value of the securities of all TRS held by the REIT (including the value of any loans made by the REIT to any TRS) has not, and will not, exceed 20 percent of the total value of the REIT’s assets. The total value of the securities of Holdings held by the REIT prior to January 1, 2001 did not exceed 5 percent of the value of the REIT’s total assets.

3  Those entities listed on Exhibit A and in #14 above together constitute the complete list of all entities in which the REIT owns equity securities.

20.  No TRS, directly or indirectly, operates or manages, or will operate or manage, a lodging or healthcare facility or provide to any person rights to any brand name under which a lodging facility or healthcare facility is operated. All transactions between the REIT and each TRS have been conducted on an arm’s length basis at terms believed to approximate market rate prices.

21.  The REIT at all times has complied, and will continue to comply, with the record-keeping requirements prescribed by the provisions of the Code applicable to REITs and, specifically, sections 1.856-2(d)(3) and 1.857-8 of the Treasury regulations.

22.  With respect to each tax year prior to 2001, the REIT distributed to its shareholders with respect to each such taxable year amounts equal in the aggregate to at least 95 percent of its “real estate investment trust taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain) plus at least 95 percent of the excess of any “net income from foreclosure property” over the tax imposed by the Code on such net income, if any, as such terms are defined in sections 857(b)(2) and 857(b)(4)(B), respectively, of the Code, during the relevant taxable year or during the spill over period immediately thereafter as described in section 858 of the Code. For tax years beginning after December 31, 2000, the REIT has and will continue to timely distribute to its shareholders amounts in the aggregate equal to at least 90 percent of such income.

23.  For each tax year, the REIT has either (i) distributed (taking into consideration distributions permitted under section 857(b)(9) of the Code) (a) 85 percent of its ordinary income for the calendar year, (b) 95 percent of its capital gain net income for that calendar year and (c) all amounts from earlier years that are not treated as having been distributed under section 4981 of the Code, or (ii) paid all applicable excise taxes for such calendar year.

24.  Redwood Trust will neither modify its existing dividend reinvestment plan to allow, nor adopt a dividend reinvestment plan that permits, its shareholders to reinvest their cash distributions in shares of Redwood Trust at a purchase price less than 95 percent of the fair market value of such shares on the distribution date. Such discount shall be computed to include all brokerage charges until advised otherwise by counsel. In addition, Redwood Trust generally only grants “waiver discounts” at the same price as is generally available to other participants in the plan unless there is a demonstrated cost savings to Redwood Trust that justifies a different discount rate.

25.  The REIT has at all times beneficially held, and will continue to beneficially hold, its assets, including its mortgage related assets and securities for investment purposes and not as property held primarily for sale to customers in the ordinary course of a trade or business of the REIT. At no time has the REIT held itself out to third parties as willing to make a market or act as a dealer in mortgage related assets or securities. The REIT has not originated any mortgage loans and has acquired all of its mortgage related assets from third parties after origination and funding thereof.

26.  The REIT does not hold any mortgages with respect to which the interest is dependent upon appreciation or the income or profits of any person.

27.  Redwood Trust intends that the representations made by it herein regarding its mortgage related assets and securities will be true with respect to any mortgage related assets and securities acquired by the REIT after the date hereof.

28.  The information set forth in the quarterly management reports provided to you regarding computation of the REIT’s asset and income tests and compliance with its distribution requirements are true and correct as of the date thereof.

29.  The Company has timely filed all tax returns required to be filed by it or its affiliates. To my knowledge, neither the REIT, nor any of its affiliates, is the subject of any pending or threatened audit or investigation by the Internal Revenue Service or other taxing authority.

Other Matters:

1.  I have reviewed and am familiar with the contents of the Chapman Opinion, the Subordinated Indenture and the other Transaction Documents. I am aware of no inaccuracy in the assumptions made in the Chapman Opinion (as set forth in the section labeled “Assumptions”).

2.  I am familiar with the Company’s current financial condition and capital structure and its business plan, including projected assets, income, expense and capital structure for the foreseeable future.

3.  Taking into account the issuance of the Subordinated Notes, the Company currently has a net worth of approximately $1.15 billion and a ratio of total debt to net worth of approximately 10.2:1.

4.  Although the Transaction Documents do not impose a limit on the Company’s ability to incur debt that is senior to the Subordinated Note or to incur additional leverage generally, the Company’s business plan does not contemplate issuing debt or incurring liabilities that would or could impair the Company’s ability to pay accrued interest on the Subordinated Notes quarterly or repay principal by maturity.

5.  The Company intends to treat the Subordinated Notes as debt for all tax, accounting and other purposes.

IN WITNESS WHEREOF, we have, on behalf of Redwood Trust, Inc., signed this Certificate as of the ____ day of December, 2006.

Redwood Trust, Inc.

Martin S. Hughes Chief Financial Officer

Harold F. Zagunis Vice President

Exhibit A

Part I
Sequoia Mortgage Funding Corporation (“Sequoia”)
Cypress Trust, Inc. (“Cypress”)

Sequoia Mortgage Trust 4
Sequoia Mortgage Trust 5
Sequoia Mortgage Trust 6
Sequoia Mortgage Funding Trust 2003-A
Sequoia Mortgage Funding Trust 2004-A
Sequoia Heloc Trust 2004-1

Part II
RWT Holdings, Inc. (“Holdings”)
Sequoia Residential Funding, Inc.
Madrona LLC

Redwood Asset Management, Inc. (“RAM”)
Redwood Mortgage Funding, Inc., (“RMF”)

Acacia CDO 4, Ltd.
Acacia CDO 5, Ltd.
Acacia CDO 6, Ltd.
Acacia CDO 7, Ltd.
Acacia CDO 8, Ltd.
Acacia CDO 9, Ltd.
Acacia CRE CDO 1, Ltd.
Acacia CDO 10, Ltd.
Acacia CDO 11, Ltd.

Acacia CDO 4, Inc.
Acacia CDO 5, Inc.
Acacia CDO 6, Inc.
Acacia CDO 7, Inc.
Acacia CDO 8, Inc.
Acacia CDO 9, Inc.
Acacia CRE CDO 1, Inc.
Acacia CDO 10, Inc.

Crest G-Star 2001-2, Ltd.
RESIX Finance Limited
Millstone III CDO, Ltd.

ANNEX C

Pursuant to Section 3(e) of the Purchase Agreement, Richards, Layton & Finger, P.A., special Delaware counsel for the Delaware Trustee, shall deliver an opinion to the effect that:

(i) the Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, and all filings required under the laws of the State of Delaware with respect to the creation and valid existence of the Trust as a statutory trust have been made;

(ii) under the Delaware Statutory Trust Act and the Trust Agreement, the Trust has the trust power and authority (A) to own property and conduct its business, all as described in the Trust Agreement, (B) to execute and deliver, and to perform its obligations under, each of the Purchase Agreement, the Common Securities Subscription Agreement, the Junior Subordinated Note Purchase Agreement and the Preferred Securities and the Common Securities and (C) to purchase and hold the Junior Subordinated Notes;

(iii) under the Delaware Statutory Trust Act, the certificate attached to the Trust Agreement as Exhibit C is an appropriate form of certificate to evidence ownership of the Preferred Securities; the Preferred Securities have been duly authorized by the Trust Agreement and, when issued and delivered against payment of the consideration as set forth in the Purchase Agreement, the Preferred Securities will be validly issued and (subject to the qualifications set forth in this paragraph) fully paid and nonassessable and will represent undivided beneficial interests in the assets of the Trust; the holders of the Preferred Securities will be entitled to the benefits of the Trust Agreement and, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware; and such counsel may note that the holders of the Preferred Securities may be obligated, pursuant to the Trust Agreement, to (A) provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers or exchanges of Preferred Securities certificates and the issuance of replacement Preferred Securities certificates and (B) provide security or indemnity in connection with requests of or directions to the Property Trustee to exercise its rights and remedies under the Trust Agreement;

(iv) the Common Securities have been duly authorized by the Trust Agreement and, when issued and delivered by the Trust to the Company against payment therefor as described in the Trust Agreement and the Common Securities Subscription Agreement, will be validly issued and fully paid and will represent undivided beneficial interests in the assets of the Trust entitled to the benefits of the Trust Agreement;

(v) under the Delaware Statutory Trust Act and the Trust Agreement, the issuance of the Preferred Securities and the Common Securities is not subject to preemptive or other similar rights;

(vi) under the Delaware Statutory Trust Act and the Trust Agreement, the execution and delivery by the Trust of the Purchase Agreement, the Common Securities Subscription Agreement and the Junior Subordinated Note Purchase Agreement, and the performance by the Trust of its obligations thereunder, have been duly authorized by all necessary trust action on the part of the Trust;

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(vii) the Trust Agreement constitutes a legal, valid and binding obligation of the Company and the Trustees, and is enforceable against the Company and the Trustees, in accordance with its terms, subject, as to enforcement, to the effect upon the Trust Agreement of (i) bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation, fraudulent conveyance or transfer and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) the effect of applicable public policy on the enforceability of provisions relating to indemnification or contribution;

(viii) the issuance and sale by the Trust of the Preferred Securities and the Common Securities, the purchase by the Trust of the Junior Subordinated Notes, the execution, delivery and performance by the Trust of the Purchase Agreement, the Common Securities Subscription Agreement and the Junior Subordinated Note Purchase Agreement, the consummation by the Trust of the transactions contemplated by the Purchase Agreement and compliance by the Trust with its obligations thereunder do not violate (i) any of the provisions of the Certificate of Trust or the Amended and Restated Trust Agreement or (ii) any applicable Delaware law, rule or regulation;

(ix) no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Delaware court or Delaware Governmental Entity or Delaware agency is necessary or required solely in connection with the issuance and sale by the Trust of the Common Securities or the Preferred Securities, the purchase by the Trust of the Junior Subordinated Notes, the execution, delivery and performance by the Trust of the Purchase Agreement, the Common Securities Subscription Agreement and the Junior Subordinated Note Purchase Agreement, the consummation by the Trust of the transactions contemplated by the Purchase Agreement and compliance by the Trust with its obligations thereunder; and

(x) the holders of the Preferred Securities (other than those holders who reside or are domiciled in the State of Delaware) will have no liability for income taxes imposed by the State of Delaware solely as a result of their participation in the Trust and the Trust will not be liable for any income tax imposed by the State of Delaware.

In rendering such opinions, such counsel may (A) state that its opinion is limited to the laws of the State of Delaware, (B) rely as to matters of fact, to the extent deemed proper, on certificates of responsible officers of the Company and public officials and (C) take customary assumptions and exceptions as to enforceability and other matters.

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ANNEX D

Pursuant to Section 3(f) of the Purchase Agreement, Gardere Wynne Sewell LLP, special counsel for the Property Trustee and the Indenture Trustee, shall deliver an opinion to the effect that:

(i) The Bank of New York Trust Company, National Association (the “Bank”) is a national banking association with trust powers, duly and validly existing under the laws of the United States of America, with corporate power and authority to execute, deliver and perform its obligations under the Indenture and to authenticate and deliver the Securities, and is duly eligible and qualified to act as Trustee under the Indenture pursuant to Section 6.1 thereof and as Property Trustee under the Trust Agreement pursuant to Section 8.2 thereof. (The Indenture and the Trust Agreement are each, an “Agreement” and together, the “Agreements”).

(ii) Each Agreement has been duly authorized, executed and delivered by the Bank and constitutes the valid and binding obligation of the Bank, enforceable against it in accordance with its terms except (A) as may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general equitable principles, regardless of whether considered in a proceeding in equity or at law and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii) Neither the execution or delivery by the Bank of the Agreements, the authentication and delivery of the Preferred Securities (as defined in the Trust Agreement) and junior subordinated notes (issued under the Indenture, and together with the Preferred Securities, the “Securities”) by the Trustee pursuant to the terms of the Agreements, nor the performance by the Bank of its obligations under the Agreements (A) requires the consent or approval of, the giving of notice to or the registration or filing with, any governmental authority or agency under any existing law of the United States of America governing the banking or trust powers of the Bank or (B) violates or conflicts with the Articles of Association or By-laws of the Bank or any law or regulation of the State of New York or the United States of America governing the banking or trust powers of the Bank.

(iv) The Securities have been authenticated and delivered by a duly authorized officer of the Bank.

In rendering such opinions, such counsel may (A) state that its opinion is limited to the laws of the State of New York and the laws of the United States of America, (B) rely as to matters of fact, to the extent deemed proper, on certificates of responsible officers of The Bank of New York Trust Company, National Association, the Company and public officials, and (C) make customary assumptions and exceptions as to enforceability and other matters.

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ANNEX E

Pursuant to Section 3(g) of the Purchase Agreement, Richards, Layton & Finger, P.A., counsel for the Delaware Trustee, shall deliver an opinion to the effect that:

(i) The Bank of New York (Delaware) (the “Delaware Trustee”) is duly incorporated and validly existing as a banking corporation under the laws of the State of Delaware;

(ii) The Delaware Trustee has the corporate power and authority to execute, deliver and perform its obligations under, and has taken all necessary corporate action to authorize the execution, delivery and performance of, the Trust Agreement and to consummate the transactions contemplated thereby;

(iii) The Trust Agreement has been duly authorized, executed and delivered by the Delaware Trustee and constitutes a legal, valid and binding obligation of the Delaware Trustee, and is enforceable against the Delaware Trustee, in accordance with its terms subject, as to enforcement, to the effect upon the Trust Agreement of (i) applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or transfer and similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) the effect of applicable public policy on the enforceability of provisions relating to indemnification or contribution;

(iv) The execution, delivery and performance by the Delaware Trustee of the Trust Agreement do not conflict with or result in a violation of (A) articles of association or by-laws of the Delaware Trustee or (B) any law or regulation of the State of Delaware or the United States of America governing the trust powers of the Delaware Trustee or, to our knowledge, without independent investigation, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which the Delaware Trustee is a party or by which it is bound or, to our knowledge, without independent investigation, of any judgment or order applicable to the Delaware Trustee; and

(v) No approval, authorization or other action by, or filing with, any Governmental Entity of the State of Delaware or the United States of America governing the trust powers of the Delaware Trustee is required in connection with the execution and delivery by the Delaware Trustee of the Trust Agreement or the performance by the Delaware Trustee of its obligations thereunder, except for the filing of the Certificate of Trust with the Secretary of State of the State of Delaware, which Certificate of Trust has been filed with the Secretary of State of the State of Delaware.

In rendering such opinions, such counsel may (A) state that its opinion is limited to the laws of the State of Delaware and the federal laws of the United States governing the trust powers of the Delaware Trustee, (B) rely as to matters of fact, to the extent deemed proper, on certificates of responsible officers of the Company and public officials and (C) take customary assumptions and exceptions.

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ANNEX F
Officer’s Financial Certificate

The undersigned, the [Chairman/Vice Chairman/Chief Executive Officer/President/Vice President/Chief Financial Officer/Treasurer/Assistant Treasurer], hereby certifies pursuant to Section 6(h) of the Purchase Agreement, dated as of December 12, 2006, among Redwood Trust, Inc. (the “Company”), Redwood Capital Trust I (the “Trust”) and Merrill Lynch International, that, as of [date], [20__], the Company had the following ratios and balances:

As of [Quarterly/Annual Financial Date], 20__

Senior secured indebtedness for borrowed money (“Debt”)	$ _____

Senior unsecured Debt	$ _____

Subordinated Debt	$ _____

Total Debt	$ _____

Ratio of (x) senior secured and unsecured Debt to (y) total Debt	_____%

* A table describing the officer’s financial certificate calculation procedures is provided on page 3

[FOR FISCAL YEAR END: Attached hereto are the audited consolidated financial statements (including the balance sheet, income statement and statement of cash flows, and notes thereto, together with the report of the independent accountants thereon) of the Company and its consolidated subsidiaries for the three years ended _______, 20___].]

[FOR FISCAL QUARTER END: Attached hereto are the unaudited consolidated and consolidating financial statements (including the balance sheet and income statement) of the Company and its consolidated subsidiaries for the fiscal quarter ended [date], 20__.]

The financial statements fairly present in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”), the financial position of the Company and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the date, and for the [quarter] [annual] period ended [date], 20__, and such financial statements have been prepared in accordance with GAAP consistently applied throughout the period involved (expect as otherwise noted therein).

There has been no monetary default with respect to any indebtedness owed by the Company and/or its subsidiaries (other than those defaults cured within 30 days of the occurrence of the same).

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Financial Certificate as of this _____ day of _____________, 20__.

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Redwood Trust, Inc.

By:
Name: Title:

Redwood Trust, Inc. One Belvedere Place Suite 300 Mill Valley, California 94941 Telephone: (415) 389-7373

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